RETENTION AGREEMENT

            This Retention Agreement (this “Agreement”) is entered into as of this 10th day of August 2010 (“Effective Date”),  by and between James O. McKenna III, residing at 951 Mill Creek Drive, Palm Beach Gardens, Florida 33410 ("Executive" or “you”), and Forward Industries, Inc., a New York corporation (“Forward”) having its principal offices at 1801 Green Road, Suite E, Pompano Beach, Florida 33064 (Forward, together with its wholly-owned subsidiaries Forward Innovations, Koszegi Industries, Inc., and Koszegi, Asia, Ltd., are referred to herein as the "Company").

RECITALS:

Executive has been continuously employed as an executive of the Company since December 2003;

Executive is party to an employment agreement with Company effective August XX, 2010 (the “Employment Agreement”) whereby he is employed as its Chief Financial Officer; Capitalized terms defined in the Employment Agreement that are not otherwise defined herein shall have the meanings ascribed to such terms when used in this Agreement;

Provided that Executive performs his duties under the Employment Agreement in the capacities stipulated therein until at least March 1, 2011 (the “Payment Date”), the Company and Executive agree that Executive will be entitled to receive a retention bonus of $175,000.00;

In consideration of the foregoing, and in consideration of the obligations undertaken and benefits received and to be received herein and pursuant to the Employment Agreement, the parties hereto agree as follows:

1.  Retention Payment.  In consideration for Executive to continue his employment until the Payment Date, or such later date as Executive and the Company shall agree, and otherwise to execute and perform this Agreement and the Employment Agreement, the Company agrees to pay Executive $175,000.00 (one hundred seventy five thousand US Dollars) less applicable withholding and payroll taxes, on March 2, 2011 (the “Retention Payment”).

2.  Termination Prior to Payment Date.  In the event that, prior to the Payment Date, Executive’s employment is terminated by the Executive for good reason (as such term is defined in the Employment Agreement) under Section 5 of the Employment Agreement, subject to the terms thereof, Executive shall be entitled to the Retention Payment upon the effective date of termination.  In addition, upon any such termination Executive shall be entitled to such other benefits and consideration as is provided under Section 5 of the Employment Agreement.

3.  Covenants Under Employment Agreement.  Executive further acknowledges and agrees that the Retention Payment is made in consideration of Executive’s performance under the Employment Agreement, including the Confidentiality, Non-Compete, Non-Solicitation, Separability, and Specific Performance provisions in Sections 8, 9, and 10 thereof.

4.  Law Governing.  This Agreement shall be deemed to have been made within the State of New York, and shall be interpreted and construed and enforced in accordance with the law of the State of New York and before the courts of the State of New York.  This Agreement is not an admission of any liability or wrongdoing by you, the Company and/or any Releasee.

Your signature below acknowledges that you knowingly and voluntarily agree to all of the terms and conditions contained in this Agreement.

            Agreed to and Accepted this 10th day of August, 2010

/s/  James O. McKenna III

James O. McKenna III

FORWARD INDUSTRIES, INC.

(on its own behalf and behalf of each

subsidiary thereof)

/s/ Fred Hamilton

By Fred Hamilton

Director, duly authorized by the Board